Exhibit 10.3

MUTUAL TERMINATION OF CONSULTING AGREEMENT

         THIS AGREEMENT is made as of this 26th day of September, 2002, by and among SELECT MEDICAL CORPORATION, a Delaware corporation (“Company”), and LEROY S. ZIMMERMAN, an individual (“Consultant”).

BACKGROUND

         A.     Company and Consultant executed and delivered that certain Consulting Agreement, dated January 1, 2002 (the “Agreement”), pursuant to which Consultant agreed to provide certain consulting services to Company for a monthly stipend.

         B.     The parties hereto now mutually desire to terminate the Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

         1.     Mutual Termination of the Agreement. The Agreement is hereby terminated effective on October 31, 2002.

         2.     Binding Effect. This instrument shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         3.     Entire Agreement. This is the entire agreement between the parties hereto regarding the matters described herein, and there are no other terms, conditions, provisions or statements, oral or otherwise, of any kind whatsoever.

         4.     Governing Law. This instrument shall be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania.

         5.     Counterparts. This instrument may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this instrument, under seal, as of the day and year first above written.

SELECT MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Michael E. Tarvin

Michael E. Tarvin, Senior Vice President

/s/ LeRoy S. Zimmerman

LeRoy S. Zimmerman